                                                                     EXHIBIT 8.1


               [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]




                                   July 13, 2001


Plum Creek Timber Company, Inc
999 Third Avenue, Suite 2300
Seattle, Washington 98104-4096


Ladies and Gentlemen:

                  We have acted as special counsel to you, Plum Creek Timber Company, Inc., a Delaware corporation ("Plum Creek"), in connection with the distributions (the "Distributions") to the holders of the TGP stock issued by Georgia-Pacific Corporation, a Georgia corporation ("Georgia-Pacific") (the "TGP Stock") of all of the outstanding stock of the following direct wholly-owned subsidiaries of Georgia-Pacific: North American Timber Corp., NPI Timber Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber Inc., and NPC Timber, Inc. (the foregoing collectively referred to as the "Spincos"); and the subsequent mergers of the Spincos into Plum Creek (the "Mergers"), pursuant to the Agreement and Plan of Merger, dated as of July 18, 2000, as amended as of June 12, 2001, by and among Georgia-Pacific, Plum Creek, and the Spincos (the "Merger Agreement").1 We are rendering this opinion pursuant to Section 6.08(a) of the Merger Agreement.

       In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, representations, and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the Exhibits thereto, the Registration Statement on Form S-4 (File No. 333-47708) as filed with the Securities and Exchange Commission on October 11, 2000, Amendment No. 1 thereto as filed with the Commission on June 21, 2001, and Amendment No. 2 thereto, filed with the Commission on the date hereof (such Registration Statement, as so amended, including any exhibits thereto, the "Registration Statement"), and such other documents and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.


----------------------------
1 Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Merger Agreement.

                  In addition, as to certain facts material to our opinion, we have relied upon certain statements, representations, and covenants made on behalf of Plum Creek and Georgia-Pacific by officers and other representatives of Plum Creek and Georgia-Pacific, respectively, including representations and covenants set forth in (i) a certificate (and accompanying exhibits) signed by officers of Plum Creek (the "REIT Certificate"), dated the date hereof, relating to, among other things, the operations of Plum Creek and (ii) Georgia-Pacific and Plum Creek Tax Matters Officers' Certificates (including accompanying exhibits), dated the date hereof. We have assumed that such statements, representations, and covenants are and will continue to be true without regard to any qualification as to knowledge or belief.

                  In rendering our opinion, we have assumed that (i) the Distribution and the Mergers will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will be or have been waived or modified in any respect prior to the Effective Time, (ii) the Registration Statement, the Merger Agreement, and such other documents and records as we have considered reflect all the material facts relating to the Mergers, (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of Plum Creek and its Subsidiaries and (iv) we will be asked to redeliver this opinion prior to the Notice of Redemption Date and prior to the Effective Time based on the facts, conditions and circumstances existing on such dates. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations, and warranties made by Plum Creek (including those set forth in the Merger Agreement and the REIT Certificate). Any change or inaccuracy in such facts (including events occurring subsequent to the Effective
Time) could affect the conclusions stated herein.

                  We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

                  In rendering our opinion, we have relied upon applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, published positions of the Internal Revenue Service (the "Service"), and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect.

                  Based solely upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, commencing with its taxable year ending December 31, 1999, Plum Creek has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and Plum Creek's proposed method of operation will enable it to continue to meet the requirements for qualification as REIT.

                  Except as expressly set forth above, we express no other opinion. These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of changes of the matters stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the heading "Material U.S. Federal Income Tax Consequences of the Merger" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP